Exhibit 99.1

Athenex and PharmaEssentia Announce Positive Early Signals of Clinical Activity of KX2-391 (INN: tirbanibulin) in Patients with Psoriasis

BUFFALO, NY and TAIPEI, Taiwan, June 6, 2019 (GLOBE NEWSWIRE) — Athenex, Inc. (NASDAQ: ATNX), a global biopharmaceutical company dedicated to the discovery, development and commercialization of novel therapies for the treatment of cancer and related conditions, and PharmaEssentia Corp. (Taipei Exchange: 6446), a global biopharmaceutical company delivering efficacious, safe and cost-effective therapeutic products for the treatment of human diseases, today announced preliminary positive clinical activity signals observed in a cohort of patients with psoriasis treated with KX2-391 (INN: tirbanibulin) 1% ointment once daily for 5 days in a Phase I clinical trial.

Six patients with mild to moderate psoriasis were studied. All patients showed some improvement. One patient had complete resolution of skin scaling and another patient had improvement of psoriatic plaque thickness. The treatment was found to be well-tolerated. Only mild (grade-1) skin burning sensation and irritation were observed in one patient each.

Tirbanibulin (KX2-391) ointment has been well tolerated in patients with psoriasis and also in trials treating patients with actinic keratosis. Positive topline efficacy and safety results from two Phase III studies of tirbanibulin ointment 1% in the treatment of actinic keratosis were presented at the 2019 American Academy of Dermatology Annual Meeting in a late breaker oral presentation.

Dr. Johnson Lau, Chairman and Chief Executive Officer of Athenex, commented, “We are delighted to observe positive early clinical signals in this small cohort of patients. Based on the results from our Phase II and III studies of this product in actinic keratosis, we are confident about its safety profile for psoriasis, which is treated according to a similar protocol. We are working closely with our partner, PharmaEssentia, to further evaluate the optimal treatment regimen for psoriasis using this novel molecule.”

Athenex licensed the rights to tirbanibulin (KX2-391) to PharmaEssentia for psoriasis and non-malignant skin conditions (excluding actinic keratosis) in Mainland China, Taiwan, Hong Kong, Macau, Singapore and Malaysia, as well as the rights for actinic keratosis in Taiwan. PharmaEssentia is sponsoring this Phase I clinical trial in psoriasis. Athenex also licensed the rights to tirbanibulin for any skin disorder or skin disease in humans, including any skin cancer treated by dermatologists (but excluding any other forms of cancer), in the U.S. and European countries, including Russia, to Almirall, S.A.

The World Health Organization has recommended “tirbanibulin” as the International Nonproprietary Name (INN) for KX2-391. The Company may use the nomenclature “tirbanibulin” in future communications.

Tirbanibulin: Novel Mechanism(s) of Action

Tirbanibulin (KX2-391) is a novel small molecule, discovered and developed by Athenex. It has dual mechanisms of action consisting of Src kinase inhibition (non-ATP competitive) and tubulin polymerization inhibition resulting in upregulation of apoptosis in proliferating cells, including anti-proliferative action in skin cells.

About Psoriasis

Psoriasis is a chronic autoimmune skin disease that speeds up the growth cycle of skin cells. Psoriasis causes localized or generalized patches of red papules and plaques, covered with white or silver scales and itching. According to the World Health Organization, psoriasis may affect at least 100 million individuals worldwide.

About Athenex, Inc.

Founded in 2003, Athenex, Inc. is a global clinical stage biopharmaceutical company dedicated to becoming a leader in the discovery, development and commercialization of next generation drugs for the treatment of cancer. Athenex is organized around three platforms, including an Oncology Innovation Platform, a Commercial Platform and a Global Supply Chain Platform. The Company’s current clinical pipeline is derived from four different platform technologies: (1) Orascovery, based on non-absorbed P-glycoprotein inhibitor, (2) Src kinase inhibition, (3) T-cell receptor-engineered T-cells (TCR-T), and (4) Arginine deprivation therapy. Athenex’s employees worldwide are dedicated to improving the lives of cancer patients by creating more active and tolerable treatments. Athenex has offices in Buffalo and Clarence, New York; Cranford, New Jersey; Houston, Texas; Chicago, Illinois; Hong Kong; Taipei, Taiwan; and multiple locations in Chongqing, China. For more information, please visit www.athenex.com.

Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. These forward-looking statements are typically identified by terms such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “foresee,” “guidance,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “preliminary,” “probable,” “project,” “promising,” “seek,” “should,” “will,” “would,” and similar expressions. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: the development stage of our primary clinical candidates and related risks involved in drug development, clinical trials, regulation, manufacturing and commercialization; our reliance on third parties for success in certain areas of Athenex’s business; our history of operating losses and need to raise additional capital to continue as a going concern; competition; intellectual property risks; risks relating to doing business in China; and the other risk factors set forth from time to time in our SEC filings, copies of which are available for free in the Investor Relations section of our website at http://ir.athenex.com/phoenix.zhtml?c=254495&p=irol-sec or upon request from our Investor Relations Department. All information provided in this release is as of the date hereof and we assume no obligation and do not intend to update these forward-looking statements, except as required by law.

CONTACTS

Investor Relations:

Tim McCarthy

Managing Director, LifeSci Advisors, LLC

Tel: +1 716-427-2952

Direct: +1 212-915-2564

Athenex, Inc.:

Randoll Sze

Chief Financial Officer

Email: randollsze@athenex.com

Jacqueline Li

Corporate Development and Investor Relations

Email: jacquelineli@athenex.com